Naturade, Inc.

14370 Myford Road Irvine, CA 92606

(714) 573-4800 FAX (714) 573-4818
e-mail: Skasprisin@Naturade.com

NEWS #2006-1	For:	Naturade (OTC BB: NRDC)

Contact: Steve Kasprisin, COO/CFO, Naturade, Inc. (714) 573-4800 ext. 206

Naturade, Inc. Elects Two New Board Members
To Support Company’s Growth Plans

IRVINE, CA – 5 January 06 – Naturade, Inc. (OTC BB: NRDC), a leading supplier of natural products to improve consumer health and well being, announced today that it has elected two new directors to its board as of December 16, 2005: Kenneth B. Hallat, Chairman and CEO of M-Chem Technologies, and Michael D. Harris, who held the position of Premier of the Province of Ontario, Canada from 1995 to 2002. The new directors of the Company will serve until the next annual meeting of the stockholders of the Company, or until their successors have been elected and qualified. Mr. Harris and Mr. Hallat are both expected to be named to the Audit and Compensation Committees.

From 1995 to 2002, Mr. Harris held the position of Premier of the Province of Ontario, Canada. After leaving office in 2002, Mr. Harris joined the law firm of Goodmans, LLP as a Senior Business Advisor, and acts as a consultant to various Canadian companies. Mr. Harris serves as a director on several corporate boards including Magna International, Inc.and Canaccord Capital, Inc., and is Chair of the Board of Trustees for the Chartwell Seniors Housing REIT. He also serves on a number of corporate advisory boards for various companies, and is President of his own general management consulting firm – Steane Consulting Ltd. He is also a director on the boards of the Tim Horton Children’s Foundation and the St. John’s Rehabilitation Hospital. Mr. Harris is a Senior Fellow with the Fraser Institute, a leading Canadian economic, social research and education organization.

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Mr. Hallat founded Savolite, Inc. and developed a strategy of accumulating smaller firms in the cleaning products industry. Over the past 25 years, Savolite purchased some 130 companies to become one of the largest privately held companies in the cleaning products industry in North America. Mr. Hallat sold part of Savolite, Inc. to ECOLAB in 1998 and founded M-Chem Technologies where he is currently Chairman and CEO. Mr. Hallat is also the Chairman and CEO of Janitors Warehouse Distributors, Inc. and Novas Capital Corp. Mr. Hallat serves on the boards of several public companies and non-profit organizations including Sun Rype Products, Ltd., Sleeman Breweries, Ltd., the BC Sports Hall of Fame, the Olympic Trust of Canada, St. Georges School, Young Presidents Organization, and Shaughnessy Golf Club.

“These additions to our board provide the Company with experienced business executives to assist management in achieving our strategic growth plan,” says Bill Stewart, Naturade CEO. “Ken and Mike have a long history of success in both the private and public sectors. Their vast experience in acquisitions and growing companies will greatly support our plans for expansion through internal growth and acquisition.”

Headquartered in Irvine, Calif., Naturade –since 1926—has been known for its commitment to the health and well being of consumers with natural products. Naturade’s focus is on building consumer brands and making them widely available through mass merchandiser and club stores, drug and food stores, health food stores and natural supermarkets, on-line retailers, gyms and fitness centers worldwide. Its premier brand, Naturade Total Soy®, is a line of meal replacement powders for weight loss and cholesterol reduction. Well known for over 50 years in soy protein, the Company also markets: a complete line of Naturade® brand protein boosters; ReVivex™ products for arthritis pain relief and joint health, the first brand available in U.S. retail stores to offer the new

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clinically tested ingredient Celadrin®; Diet Lean™ products for safe, natural weight loss, Symbiotics, the Colostrum Company®, products under the brand names Colostrum Plus® and Tryp-to-Zen® and Ageless Foundation Laboratories, the AntiAging Company™, products including the Ultra Max HGH™ brand with Alphatrophin®. For more information, go to: www.Naturade.com; www.Symbiotics.com; www.AgelessFoundation.com

Forward-looking Statements

All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, marketing or sales, any statements concerning proposed new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: the fact that our accountants have expressed doubt about our ability to continue as a going concern related to an expectation of further losses and future needs for financing and access to borrowing, changing consumer preferences for diet and nutritional products, our dependence on key customers, our dependence on third-party manufacturers, government regulations that could affect our products, our ability to identify suitable strategic partners, our ability to successfully integrate the assets of Ageless and Symbiotics into our operations, without substantial costs, delays or other difficulties, our ability to realize the anticipated synergies by the addition of the Symbiotics and Ageless brands, our ability to successfully sell and market the Symbiotics and Ageless products and expand their distribution network, our ability to identify suitable targets for future acquisitions, our ability to grow internally, the adequacy of the $4.0 million convertible financing facility with Laurus Funds in supporting our internal growth and potential future acquisitions, our ability to obtain additional financing for potential future acquisitions, competition, our dependence on key personnel, labeling or promotion risks associated with the mass market, the effect of closely controlled stock, the pace of technological change, possible interruptions in our business resulting from the U.S. government’s response to terrorism, variability of quarterly results, product liability exposure, reduced sales in the dietary supplement industry, the effect of adverse publicity, our ability to protect our intellectual property, the rate of consumer acceptance of new product introductions, stock price volatility, and other risk factors that may be detailed from time to time in the Company’s documents filed with the Securities and Exchange Commission. Naturade does not undertake any obligation to update these forward-looking statements for actual results and future events, and does not intend to do so.

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